Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Second Quarter Fiscal 2019 Results and Announces New Relationship With Sony Pictures Worldwide Acquisitions (SPWA)

ST. LOUIS--(BUSINESS WIRE)--August 29, 2019--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the second quarter and 26 weeks ended August 3, 2019. In the fiscal 2019 second quarter:

  Total revenues were $79.2 million compared to $83.2 million in the fiscal 2018 second quarter;
  Retail gross margin expanded to 44.1%, a 160-basis point improvement compared to the fiscal 2018 second quarter;
  Selling, general and administrative expenses (“SG&A”) were $35.7 million, or 45.1% of total revenues, a $2.2 million improvement compared to the fiscal 2018 second quarter; and
  Pre-tax loss improved by $1.8 million to $0.7 million and included the impact of unfavorable currency fluctuations compared to the fiscal 2018 second quarter.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “In the quarter, gross margin expansion and disciplined management of expenses contributed to an improvement in operating results compared to the prior year even with the anticipated decline in retail revenue given the comparison to last year’s ground-breaking Pay Your Age promotional activity. Notably, we delivered the seventh consecutive quarter of double-digit e-commerce growth as we continue to more effectively take advantage of trends in the digital economy. We also made progress on the execution of our stated strategy as we continued to build the necessary infrastructure to aggressively leverage the awareness and power of our brand into incremental profitable revenue streams with growth in our Commercial segment inclusive of outbound licensing fees and wholesale. This leverage is further evidenced by the recently signed agreements across a number of entertainment fronts including the completion of a new multi-dimensional relationship with Sony Pictures Worldwide Acquisitions, all of which are intended to support efforts related to the development of a new branded production entity called Build-A-Bear Entertainment.

“We remain focused on the execution of our key priorities including diversifying our business model to broaden consumer accessibility to our brand. As the dynamics of traditional mall-based retailing continue to change, we have maintained high levels of lease optionality while expanding into places that allow us to reach new consumers with added locations in Walmart and key tourist venues. We also expect to benefit from an enhanced celebration of National Teddy Bear Day in September, a favorable backdrop for family-centric films including the highly anticipated release of Disney’s Frozen II and expanded gifting programs for the holiday season. Overall, we remain confident that the ongoing implementation of our strategy will result in long-term profitable growth and enhanced value for our stakeholders,” concluded Ms. John.

Additional Second Quarter 2019 Highlights (13 weeks ended August 3, 2019 compared to the 13 weeks ended August 4, 2018):

  Total revenues were $79.2 million compared to $83.2 million in the fiscal 2018 second quarter; consolidated net retail sales were $75.2 million compared to $81.0 million in the fiscal 2018 second quarter;
  Pre-tax loss was $0.7 million, an improvement of $1.8 million, compared to a pre-tax loss of $2.5 million in the fiscal 2018 second quarter;
  Income tax expense was $0.5 million, compared to an income tax benefit of $0.7 million in the fiscal 2018 second quarter. The income tax expense was impacted by the mix of earnings and the effect of tax valuation allowances in various foreign tax jurisdictions; and
  Net loss was $1.2 million, or $0.08 per share, compared to a net loss of $1.8 million, or $0.12 per share, in the fiscal 2018 second quarter.

First Six Months Highlights (26 weeks ended August 3, 2019 compared to the 26 weeks ended August 4, 2018):

  Total revenues were $163.6 million compared to $166.4 million in the first six months of fiscal 2018; consolidated net retail sales were $156.3 million compared to $162.5 million in the first six months of fiscal 2018;
  Pre-tax income was $1.7 million, an improvement of $3.6 million, compared to a $1.9 million pre-tax loss in the first six months of fiscal 2018;
  Income tax expense was $1.7 million, compared to an income tax benefit of $0.5 million in the first six months of fiscal 2018. The income tax expense was impacted by the mix of earnings and the effect of tax valuation allowances in various foreign tax jurisdictions; and
  Net loss was $28,000, or $0.00 per share, compared to a net loss of $1.4 million, or $0.10 per share, in the first six months of fiscal 2018.

Store Activity:

In the second quarter of fiscal 2019, the Company closed 6 stores, had no openings and remodeled or reformatted 3 stores into a Discovery format, ending the quarter with 38% of its store base in an updated Discovery design. The Company maintained a high level of lease optionality with nearly 70% of corporately-managed stores having a lease option within the next three years. As of August 3, 2019, the Company operated 360 corporately-managed locations, including 304 in North America and 56 outside of North America. The Company’s international franchisees ended the quarter with 95 stores in 12 countries.

Balance Sheet:

As of August 3, 2019, cash and cash equivalents totaled $15.0 million. Based on the financial results for the 2019 second fiscal quarter, the Company will not be in compliance with the minimum EBITDA covenant under its revolving credit facility. The Company ended the quarter with no borrowings under its revolving credit facility and its peak borrowing requirements are not expected to exceed $5 million during fiscal 2019. Moreover, the Company has reached an agreement in principle with its lender for a waiver of the covenant and an amendment of the revolving credit agreement terms.

Total inventory at quarter-end was $62.1 million compared to $47.8 million at the end of the fiscal 2018 second quarter. The comparatively lower 2018 inventory level was primarily impacted by the sales from the unprecedented Pay Your Age events that occurred late in the 2018 second quarter, therefore, the Company noted that the recast fiscal 2017 second quarter presents a more normalized comparison. Recast fiscal 2017 second quarter inventory was $59.4 million, a delta of $2.7 million compared to fiscal 2019 second quarter. Additionally, the fiscal 2019 second quarter inventory increase was due to higher in-transit inventory to support new product introductions including its collection supporting Disney’s Frozen II movie and acceleration of some receipts of China-sourced goods due to anticipated potential tariff increases. In the second quarter of fiscal 2019, capital expenditures totaled $2.5 million and depreciation and amortization were $3.3 million.

As a reminder, for comparison purposes, on February 3, 2019, the Company recorded lease liabilities of $176.2 million upon adoption of the new lease accounting standard, also referred to as ASC Topic 842, based on the present value of remaining lease payments. A corresponding right-to-use asset of $151.5 million was recorded on the balance sheet upon adoption which was net of accrued and prepaid rent, deferred lease incentives and impairment charges.

2019 Expectations (52 weeks ending February 1, 2020 compared to the 52 weeks ended February 2, 2019):

On a GAAP basis, the Company now expects:

  Total revenue for the year to increase in the low single-digits;
  Pre-tax income to be slightly positive;
  Capital expenditures to be in the range of $12 to $14 million;
  Depreciation and amortization in the range of $15 to $16 million;
  Operating cash flow less capital expenditures to be positive for the year; and
  To finish the year with $20 to $25 million in cash and cash equivalents.

The Company notes that the above guidance assumes that there are no changes in the rate or effective date that have been announced for the potential tariffs on China goods later this year.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on September 5, 2019. The telephone replay is available by calling (844) 512-2921. The access code is 13693396.

About Build-A-Bear

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has more than 450 stores worldwide where Guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $336.6 million in fiscal 2018. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity (including our ability to amend our credit facility on a timely basis on terms acceptable to us or at all), future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 18, 2019 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	August 3,	February 2,	August 4,
	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$14,965	$17,894	$20,398
Inventories	62,081	58,356	47,833
Receivables	8,714	10,588	8,693
Prepaid expenses and other current assets	6,889	12,960	13,686
Total current assets	92,649	99,798	90,610

Operating lease right-of-use asset	137,680	-	-
Property and equipment, net	64,191	66,368	76,157
Deferred tax assets	1,949	3,099	4,847
Other intangible assets, net	1,067	731	1,013
Other assets, net	1,658	2,050	2,182
Total Assets	$299,194	$172,046	$174,809

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,734	$22,551	$15,046
Accrued expenses	8,622	10,047	12,482
Operating lease liability short term	30,697	-	-
Gift cards and customer deposits	16,981	21,643	14,502
Deferred revenue and other	2,056	1,936	2,154
Total current liabilities	75,090	56,177	44,184

Operating lease liability long term	132,613	-
Deferred rent	11	18,440	18,342
Deferred franchise revenue	1,399	1,625	1,100
Other liabilities	1,576	1,490	1,854

Stockholders' equity:
Common stock, par value $0.01 per share	152	150	150
Additional paid-in capital	70,295	69,088	67,383
Accumulated other comprehensive loss	(11,579)	(12,018)	(12,015)
Retained earnings	29,637	37,094	53,811
Total stockholders' equity	88,505	94,314	109,329
Total Liabilities and Stockholders' Equity	$299,194	$172,046	$174,809

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	August 3,	% of Total	August 4,	% of Total
	2019	Revenues (1)	2018	Revenues (1)
Revenues:
Net retail sales	$75,214	95.0	$81,037	97.4
Commercial revenue	3,193	4.0	1,055	1.3
International franchising	807	1.0	1,086	1.3
Total revenues	79,214	100.0	83,178	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	42,016	55.9	46,601	57.5
Cost of merchandise sold - commercial (1)	1,211	37.9	591	56.0
Cost of merchandise sold - international franchising (1)	1,016	125.9	587	54.1
Total cost of merchandise sold	44,243	55.9	47,779	57.4
Consolidated gross profit	34,971	44.1	35,399	42.6

Selling, general and administrative expense	35,720	45.1	37,928	45.6
Interest expense (income), net	(7)	(0.0)	16	0.0
Income (loss) before income taxes	(742)	(0.9)	(2,545)	(3.1)
Income tax expense (benefit)	482	0.6	(745)	(0.9)
Net income (loss)	$(1,224)	(1.5)	$(1,800)	(2.2)

Income (loss) per common share:
Basic	$(0.08)		$(0.12)
Diluted	$(0.08)		$(0.12)
Shares used in computing common per share amounts:
Basic	14,726,678		14,618,582
Diluted	14,726,678		14,618,582
(1)	Selected statement of income data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	August 3,	% of Total	August 4,	% of Total
	2019	Revenues (1)	2018	Revenues (1)
Revenues:
Net retail sales	$156,263	95.5	$162,462	97.7
Commercial revenue	5,947	3.6	2,074	1.2
International franchising	1,366	0.8	1,826	1.1
Total revenues	163,576	100.0	166,362	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	86,437	55.3	91,986	56.6
Cost of merchandise sold - commercial (1)	2,475	41.6	1,070	51.6
Cost of merchandise sold - international franchising (1)	1,455	106.5	919	50.3
Total cost of merchandise sold	90,367	55.2	93,975	56.5
Consolidated gross profit	73,209		72,387	43.5

Selling, general and administrative expense	71,527	43.7	74,265	44.6
Interest expense (income), net	14	0.0	21	0.0
Income (loss) before income taxes	1,668	1.0	(1,899)	(1.1)
Income tax expense (benefit)	1,696	1.0	(453)	(0.2)
Net income (loss)	$(28)	(0.0)	$(1,446)	(0.9)

Income (loss) per common share:
Basic	$(0.00)		$(0.10)
Diluted	$(0.00)		$(0.10)
Shares used in computing common per share amounts:
Basic	14,669,626		14,600,578
Diluted	14,669,626		14,600,578
(1)	Selected statement of income data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	August 4,	August 4,	August 4,	August 4,
	2019	2018	2019	2018

Other financial data:
Retail gross margin ($) (1)	$33,198	$34,436	$69,826	$70,476
Retail gross margin (%) (1)	44.1%	42.5%	44.7%	43.4%
Capital expenditures (2)	$2,539	$4,081	$4,944	$7,111
Depreciation and amortization	$3,286	$4,023	$6,798	$8,138

Store data (3):
Number of corporately-managed retail locations at end of period
North America			304	301
Europe			55	57
Asia			1	1
Total corporately-managed retail locations			360	359

Number of franchised stores at end of period			95	90

Corporately-managed store square footage at end of period (4)
North America			713,789	720,264
Europe			79,922	79,236
Asia			1,750	1,750
Total square footage			795,461	801,250
(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage.

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221

Media:
Public Relations
PR@buildabear.com